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                      September 15, 2023

       Richard Jian Liu
       Chief Financial Officer
       EHang Holdings Limited
       11/F Building One, EHang Technology Park
       No. 29 Bishan Blvd., Huangpu District
       Guangzhou, 510700
       People   s Republic of China

                                                        Re: EHang Holdings
Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39151

       Dear Richard Jian Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Will Cai, Esq.